[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.28

CONFIDENTIAL

EXECUTION COPY

MANUFACTURE AND SUPPLY AGREEMENT

This MANUFACTURE AND SUPPLY AGREEMENT (“Agreement”) is entered into as of December 16, 2013 (the “Effective Date”) between ACELRX PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware, United States (“AcelRx”), and having a principal place of business at 575 Chesapeake Drive, Redwood City, CA 94063, United States, and GRÜNENTHAL GMBH, a company organized under the laws of Germany (“Grünenthal”), having its registered office at Zieglerstrasse 6, 52078 Aachen, Germany. AcelRx and Grünenthal may be referred to herein from time to time individually as a “Party,” and collectively as the “Parties”.

WHEREAS, AcelRx is developing and owns or controls certain patents, know-how and other intellectual property relating to the Product (as defined hereinafter);

WHEREAS, AcelRx and Grünenthal are parties to a Collaboration and License Agreement of even date herewith (the “License Agreement”), pursuant to which AcelRx has granted Grünenthal certain Exclusive rights and licenses to manufacture, commercialize, use, sell, offer for sale and import the Product in the Field (as defined hereinafter) in the Territory (as defined hereinafter), and which provides that Grünenthal will procure its supply of the Product from AcelRx pursuant to the provisions of this Agreement; and

WHEREAS, AcelRx is willing to provide such supply of the Product to Grünenthal, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accessories” shall mean additional hardware accessories or components for use with the Product which are not included in the Reusables Kit or Dispenser Kit, e.g., a cartridge RFID label reader. For clarity, Accessories are optional purchase items and made available by AcelRx from time to time available on a purchase order basis and are identified as Accessories on Exhibit A.

1.2 “AcelRx Technology” shall mean AcelRx’s proprietary technology and the intellectual property rights therein, for a sublingual patient-controlled analgesia (PCA) system.

1.3 “Accounting Standards” shall mean, with respect to AcelRx, US GAAP (United States generally accepted accounting principles as in effect from time to time), and with respect to Grünenthal, the IFRS (International Financial Reporting Standards as in effect from time to time), in each case, as consistently applied throughout the period involved. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

1.4 “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.2, “control” shall mean (a) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (b) the power to direct the management of such Person by contract or otherwise.

1.5 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.6 “APQ” has the meaning set forth in Section 5.1(a).

1.7 “Auditor” shall have the meaning set forth in Section 3.4.

1.8 “Authorized Representative” shall mean Grünenthal who is designated by AcelRx for the Licensed Product to act and may be addressed by authorities and bodies in the EU instead of AcelRx according to the applicable EU directives and guidelines and based upon a written agreement between AcelRx and Grünenthal.

1.9 “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the San Francisco, CA or Aachen, Germany, but excluding the nine (9) consecutive calendar days beginning December 24 in a Calendar Year and continuing through January 1 of the following year. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.10 “Calendar Year” shall mean a period of twelve consecutive months beginning on and including January 1st.

1.11 “CE Mark” shall mean a marking obtained and maintained by AcelRx for the Licensed Product that identifies conformity with medical device conformity requirements for use, sale and importation in the EU.

1.12 “cGMP” shall mean the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the Manufacture of APIs, intermediates, medical devices and combination products, and the then current good manufacturing practices required

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by the Regulatory Authorities in the EU and Australia , as may be updated from time to time and other Applicable Laws of the EU relating to the Manufacture of APIs, intermediates, medicinal product, medical devices and combination products.

1.13 “Confidential Information” has the meaning set forth in Section 8.1.

1.14 “Confidentiality Agreement” shall mean that certain Bilateral Secrecy Agreement between AcelRx and Grünenthal dated 18 January 2013, as amended by the 1st Amendment dated July 23, 1013.

1.15 “Device” shall mean any current or future device portion of the Product, or any part thereof.

1.1 “Dispenser Kit” shall mean a complete kit consisting of a dispenser, cap and thumbtag for use with or as part of the Device.

1.16 “Distributor” shall have the meaning set forth in the License Agreement

1.17 “Drug” shall mean the sufentanil drug cartridge for use with the Device.

1.14 “EU” or “European Union” shall mean the countries comprising the supra national community consisting of as of the Effective Date, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

1.18 “FDA” shall mean the U.S. Food and Drug Administration or similar federal, state or local Regulatory Authorities.

1.19 “FD&C Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.20 “Field” shall mean human use in treatment of pain for (a) use within or dispensed by a hospital; or (b) use within a hospice, nursing home or other medically supervised setting, [ * ].

1.21 “Firm Order” has the meaning set forth in Section 2.3(c).

1.22 “Force Majeure” has the meaning set forth in Section 11.4.

1.23 “Fully Burdened Manufacturing Cost” shall mean the fully burdened Manufacturing cost of the Product (including packaging for shipment) calculated in conformity with Accounting Standards and expressed on a per unit Manufactured basis, including the cost of:[ * ]

For clarity, the calculation of the cost of Manufacturing set forth above shall be based upon all Product manufactured by AcelRx over a specified period of time and shall in any event not be

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

based on a disproportionate allocation of those costs incurred in the manufacture of the Product to Grünenthal’s units of Product relative to the costs allocated to units of Product for AcelRx and its other licensees. For further clarity, costs that are specific to the units of Product supplied to Grünenthal (e.g., subsection (d) costs) shall be limited to Product supplied to Grünenthal unless those costs apply to the other units of Product manufactured in any particular runs or campaigns and allocated accordingly.

1.24 “Governmental Authority” shall mean any court, agency, department, authority or other instrumentality of any national, supranational, state, county, city or other political subdivision.

1.25 “Harmonized Standards” shall mean technical specifications meeting the essential requirements of the European Commission Medical Device Directives, compliance with which will provide a presumption of conformity with the essential requirements for the Licensed Product.

1.26 “Initial Forecast” has the meaning set forth in Section 2.3(a).

1.27 “Initial Product” shall mean AcelRx Sufentanil NanoTab PCA System [ * ] which includes both Drug and Device.

1.28 “Manufacture” shall mean to manufacture, process, prepare, make, assemble, test, label, and/or package, store, release and deliver the Product (or any component thereof).

1.29 “Manufacturing Continuity Plan” shall mean a plan setting forth measures and implementation efforts reasonably designed to (a) identify and set forth plans to implement risk mitigation measures (e.g., identifying available alternative suppliers, plans for alternative Third Party manufacturers based on forecast orders and sales of Product worldwide, infrastructure and inventory management and security and protective measures) reasonably necessary to ensure minimal impact from a range of potential disruptive events on supply of Product, taking into consideration the obligations to supply under this Agreement, (b) anticipate an unplanned or unanticipated disruptive event in order to restore supply continuity, and (c) recover the capacity to Manufacture and deliver Product as promptly as reasonably practicable. The Manufacturing Continuity Plan shall identify key personnel, resources, services and actions which are reasonably anticipated to be required to manage the recovery process.

1.30 “Marketing Approval” and “MAA Approval” shall have the meaning set forth in the License Agreement.

1.31 “MEDDEV Guidelines” shall mean those guidelines published by the European Commission promoting a common approach by manufacturers and notified bodies involved in the conformity assessment procedures according to the relevant annexes of the directives, and by the competent authorities charged with safeguarding public health.

1.32 “Medical Device Directive” shall mean the directive 93/42/EEC published by the European Commission and any successors thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.33 “Minimum Order Quantities” shall mean, minimum purchase order quantities submitted by Grünenthal to AcelRx during each period pursuant to this Agreement as follows: [ * ].

1.34 “NDA” of a Product shall mean a New Drug Application as defined in Title 21 of the U.S. Code of Federal Regulations, §314.80 et seq., and all amendments and supplements thereto, which is filed with the FDA, or the equivalent application filed with Health Canada in Canada, including all documents, data, and other information concerning such Product thus filed that are necessary for gaining Marketing Approval for such Product.

1.35 “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.36 “Pharmacovigilance Agreement” shall mean the Pharmacovigilance Agreement entered into between the Parties in accordance with the License Agreement.

1.37 “Planning Forecast” has the meaning set forth in Section 2.2.

1.38 “Primary Packaged Form” shall mean the bulk packaging of the Product in the form of primary labeled finished Product bearing the designation of AcelRx as the Manufacturer of the Product but requiring secondary labeling for the use, sale or distribution in the relevant country in the Territory.

1.39 “Product” shall mean the Initial Product and any improvement and/or modification thereto pursuant to the License Agreement, including additional dosage strengths, but solely to the extent such derivative, improvement or modification consists of a Device and Drug where the Drug (but not any other active ingredients) is delivered using the AcelRx Technology.

1.40 “Quality Agreement” has the meaning set forth in Section 3.2.

1.41 “Recalls” has the meaning set forth in Section 3.11(a).

1.42 “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (a) whose review and/or approval is necessary (i) for the Manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of the Product, and/or (ii) for reviewing regulatory filings for the Product (or a component thereof); and/or (b) having authority to review and enforce cGMP and/or other Applicable Laws relating to the Product or the Manufacture, development, commercialization, use or sale thereof. For clarity, Regulatory Authority shall, as applicable, include any notified body with respect to the Device.

1.43 “Regulatory Requirements” shall mean (a) all specifications, methods of Manufacture, and other information in one or more regulatory submissions related in any way to the Product, (b) all laws, rules, regulations, applicable regulatory guidance documents, and other requirements of any Regulatory Authority that govern the Product, including its Manufacture.

1.44 “Replacement Components” shall mean those items specified as Replacement Components on Exhibit A. For clarity, Replacement Components are optional purchase items

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and made available by AcelRx from time to time available on a purchase order basis and are identified as Replacement Components on Exhibit A.

1.45 “Reusables Kit” shall mean a complete kit consisting of a Controller, holster, and technician access badge.

1.46 “Rolling Forecast” has the meaning set forth in Section 2.3(a).

1.47 “Small Quantity Cost” has the meaning set forth in Section 2.6.

1.48 “Specifications” shall mean the specifications for the Product, as established by [ * ] and as required by a Regulatory Authority in the Territory for approval and such other specifications, such as specifications for packaging, storage conditions and labeling of the Product, as agreed by the Parties pursuant to this Agreement.

1.49 “Sublicensee” shall have the meaning set forth in the License Agreement.

1.50 “Term” has the meaning set forth in Section 10.1.

1.51 “Territory” shall mean the European Union, Switzerland, Liechtenstein, Iceland, Norway and Australia.

1.52 “Third Party” shall mean any Person other than AcelRx, Grünenthal and their respective Affiliates.

1.53 “Transfer Price” shall mean the Fully Burdened Manufacturing Cost of AcelRx; provided that [ * ] exclusive of any VAT, tax, surcharge or fee applied to the Product or any portion thereof in accordance with Applicable Laws, which tax, surcharge or fee shall be paid by Grünenthal. For clarity, the price per unit limitations shall apply to Drug cartridges, Dispenser Kits and Reusables Kits delivered in the applicable year, whether or not ordered in a prior year and in any event shall be subject to minimum purchase requirements set forth in this Agreement, including Minimum Order Quantities. For further clarity, pricing of Accessories and Replacement Components are not included in the Transfer Price.

1.54 “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.

ARTICLE 2

SUPPLY OF THE PRODUCT; ACCESSORIES AND REPLACEMENT COMPONENTS

2.1 Supply and Purchase of the Product. Subject to the terms of this Agreement, during the Term, AcelRx shall Manufacture and supply the Product for use in the Field for the Territory exclusively for Grünenthal (including its Sublicensees and Distributors), and subject to Section 5.3(d) and AcelRx’s ability to timely deliver ordered quantities of Product meeting the requirements of this Agreement, Grünenthal shall purchase from AcelRx, during the first five (5) years after the Effective Date [ * ] of Grünenthal’s and its Sublicensees’ and Distributors’

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

requirements of Product (and Devices for samples and demonstration only) for use in the Field for the Territory in such quantities as Grünenthal shall order pursuant to and in accordance with this Article 2. Unless and until Grünenthal undertakes the Manufacture and supply of Product for itself under the terms of this Agreement and the License Agreement, AcelRx shall be responsible for the Manufacture (including maintaining the supply chain) of Product for use in the Field for the Territory as provided in this Agreement. AcelRx shall keep Grünenthal promptly and fully informed of any material developments regarding its supply chain.

2.2 Rolling Forecast.

(a) Initial Forecast. Not less than [ * ] following the Effective Date, Grünenthal shall provide AcelRx a non-binding forecast (“Preliminary Non-Binding Forecast”) of what Grünenthal expects to provide as its Initial Forecast, when that becomes due to be provided pursuant the following sentence. Not less than [ * ] prior to the first anticipated delivery of the Product to Grünenthal, Grünenthal shall provide AcelRx its initial [ * ] rolling forecast (“Initial Forecast”) and initial three (3) month purchase order, in each case, separated into quantities of Drug, Dispenser Kits and Reusables Kits. Except as may be expressly agreed by the Parties, the Initial Forecast shall be no more than [ * ], and no less than [ * ], of the Preliminary Non-Binding Forecast.

(b) Limitation. In no event shall AcelRx be required to establish capacity to supply more than [ * ] Drug cartridges or Dispenser Kits per year without the mutual, written agreement of the Parties. To the extent that the forecast quantities are expected to exceed such [ * ] Drug cartridges or Dispenser Kits per year, the Parties shall meet and discuss in good faith the potential to add additional capacity prior to the date that the forecast quantities are expected to exceed such amount.

(c) Rolling Forecast. Following the Initial Forecast, Grünenthal shall provide AcelRx [ * ] with a written [ * ] rolling forecast (the “Rolling Forecast”) of the quantities of Drug, Dispenser Kits and Reusables Kits required by Grünenthal and its Sublicensees and Distributors, and each subsequent monthly update to the Rolling Forecast shall be provided no later than [ * ] Business Days after the beginning of the next monthly period; provided, that (i) during [ * ], the monthly forecast amount of the Drug, Dispenser Kits and Reusables Kits shall not be less than [ * ] of the previous monthly forecast amount of the respective previous monthly forecast amounts of the Drug, Dispenser Kits and Reusables Kits; provided, further, that the monthly forecast amounts of (x) the Drug, Dispenser Kits and Reusables Kits shall not be more than [ * ] of the respective previous monthly forecast amounts of Drug, Dispenser Kits and Reusables Kits in the applicable previous Rolling Forecast; (ii) for [ * ], the monthly forecast amount of the Drug, Dispenser Kits and Reusables Kits shall not be less than [ * ] of the previous monthly forecast amount of the respective previous monthly forecast amounts of the Drug, Dispenser Kits and Reusables Kits; provided, further, that the monthly forecast amounts of (x) the Drug, Dispenser Kits and Reusables Kits shall not be more than [ * ] of the respective previous monthly forecast amounts of Drug, Dispenser Kits and Reusables Kits in the applicable previous Rolling Forecast and (iii) thereafter, the monthly forecast amount of the Drug, Dispenser Kits and Reusables Kits shall not be less than [ * ] of the previous monthly forecast amount of the respective previous monthly forecast amounts of the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Drug, Dispenser Kits and Reusables Kits; provided, further, that the monthly forecast amounts of (x) the Drug, Dispenser Kits and Reusables Kits shall not be more than [ * ] of the respective previous monthly forecast amounts of Drug, Dispenser Kits and Reusables Kits in the applicable previous Rolling Forecast.

(d) [ * ] Binding Commitments. With respect to the Drug, the first [ * ] of the Initial Forecast and each Rolling Forecast shall constitute a mutually binding commitment, and with respect to the Dispenser Kits and Reusables Kits, the first [ * ] of each Initial Forecast and each Rolling Forecast shall constitute a mutually binding commitment, to order, have supplied and take delivery the total quantity of such Drug, Dispenser Kits and Reusables Kits forecast for such binding Forecast periods (each commitment, a “Firm Order”); provided, that if AcelRx notifies Grünenthal that it is unable to meet the Firm Order quantities [ * ]. Each Firm Order shall be represented by purchase order(s) delivered in accordance with Section 2.4. In no event shall Drug be delivered in excess of the Firm Order for Drug.

(e) Remaining Forecast. Projections (with respect to Drug) for [ * ] of each Rolling Forecast and projections (with respect to Device) for [ * ] of each Rolling Forecast shall be made in good faith and shall constitute Grünenthal’s best estimates of future orders but shall not be binding on Grünenthal or AcelRx.

(f) Excess Quantities. If there is an order in any month for more than the applicable Firm Order, AcelRx shall use commercially reasonable efforts, subject to the total annual [ * ] Drug cartridges or Dispenser Kits limit set forth in Section 2.2, to Manufacture any quantity of Drug, Dispenser Kits and Reusables Kits ordered by Grünenthal in excess of such levels, but in any event, AcelRx’s failure to Manufacture any such excess quantities shall not be a breach of this Agreement.

2.3 Safety Stock. AcelRx shall maintain a stock of components, containers, labels, packaging materials and related items (“Materials”), finished Product or work-in-progress, in any combination thereof, amounting to [ * ] supply of Product or Drug based on the quantities of Product of the most recent Firm Order commitment of Grünenthal. All such Materials, finished Product, Drug or work-in-progress shall be of suitable quality as required under the Specifications and taken collectively would allow AcelRx to Manufacture or have available for delivery at least [ * ] of Product. For clarity, the obligation to maintain safety stock is subject to reduction with respect to Drug in the event that APQ requirements limit the amount of controlled substance available to AcelRx in its efforts to meet the requirements of this Section 2.4.

2.4 Purchase Orders.

(a) Grünenthal shall submit to AcelRx firm purchase order(s) for Drug, Dispenser Kits and Reusables Kits, which firm purchase orders shall be in accordance with the applicable Minimum Order Quantities for each of Drug, Dispenser Kits and Reusables Kits and in accordance with the applicable binding commitment requirements as provided in Section 2.3(d) of the Rolling Forecast.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Each purchase order shall specify the quantity of each of Drug, Dispenser Kit or Reusables Kit ordered per month, the required delivery date (which shall not, with respect to the Drug, be less than [ * ] following the date of such purchase order and with respect to the Dispenser Kit or Reusables Kit, be less than [ * ] following the date of such purchase order), and any special instructions or invoicing information. For the avoidance of doubt, Grünenthal may submit separate purchase orders for Drug, Dispenser Kits and/or Reusables Kits, which may be offset in time so as to provide for delivery of Drug and Dispenser Kits and/or Reusables Kits at approximately the same time. All such purchase orders remain subject to the terms of this Section 2.4. In addition, the Parties may agree to a delivery schedule that is other than monthly so long as the aggregate amount of Drug, Dispenser Kits and Reusables Kits correspond to the Firm Order amounts for the period in question and the Minimum Order Quantities are satisfied.

(c) AcelRx acknowledges/accepts the order from Grünenthal made in accordance with and governed by this Agreement, and any terms or conditions of such purchase order which conflict or are inconsistent with the terms of the Agreement are void and hereby rejected.

2.5 Accessories and Replacement Components. During the Term, AcelRx agrees to make available Accessories and Replacement Components for sale on a purchase order basis based on then available quantities of such Accessories and Replacement Components at [ * ]. In the case of Replacement Components, such purchase orders shall be subject to the pricing terms set forth in this Section 2.5 for the portions of the purchase order which do not exceed the Minimum Order Quantities, except with respect to Replacement Components provided in connection with breaches of the warranty set forth in Section 6.3(a). If requested by Grünenthal, AcelRx will discuss in good faith the entry into a separate supply or purchase arrangement for such Accessories and Replacement Components based on the requirements of Grünenthal.

ARTICLE 3

MANUFACTURING

3.1 Manufacture of Product; Samples.

(a) AcelRx shall Manufacture or have Manufactured the Product to meet the Specifications and in accordance with applicable Regulatory Requirements in the U.S. (or in the country of such Product’s Manufacture), as then in effect. AcelRx and Grünenthal shall promptly notify each other of any new instructions or specifications required by the applicable Regulatory Authorities in the Territory. Amendments to the Specifications will be handled in accordance with Section 3.8(a)-(d). Grünenthal acknowledges that Product supplied to Grünenthal hereunder may be Manufactured by or on behalf of AcelRx in accordance with any Third Party Manufacturing-related agreements entered into by AcelRx.

(b) AcelRx shall Manufacture and have Manufactured the Device in accordance with applicable Regulatory Requirements in the U.S. (or in the country of such Device’s Manufacture), as then in effect for use by Grünenthal (and its Affiliates, distributors or licensees) if the Device is used without Drug for demonstration purposes.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2 Quality Agreement. Not later than [ * ], AcelRx and Grünenthal shall enter into a quality agreement (“Quality Agreement”) setting forth in detail the quality assurance arrangements and procedures with respect to the Manufacture of the Product, reporting customer complaints, device incident handling, and conducting timely investigations with respect to the Product in the Territory.

3.3 CE Mark; Authorized Representative. AcelRx shall be responsible for obtaining and maintaining the CE mark in the European Union for the Device and for affixing the CE mark on the Device portion of the Product and to undertake all steps reasonably and, according to the Medical Device Directive, legally necessary to allow Grünenthal to act as the Authorized Representative of AcelRx as CE mark holder. The Parties shall enter into an Authorized Representative agreement not later than [ * ], which agreement shall set forth the specific details, functions and regulatory duties pursuant to which the Parties will share incident assessment and reporting to authorities, conduct and maintenance of the conformity assessment procedure including implementation of a quality management system, requirements for labeling and instructions for use of the Product in the Territory and all details concerning the provision of and access to documentation. The Authorized Representative agreement shall include provisions specifying [ * ].

3.4 Regulatory Inspections; cGMP and QA Audits. AcelRx shall cooperate with any inspection of its facilities by the FDA and, if applicable, by any Regulatory Authority or respective notified bodies overseeing the Manufacture of Product for the Territory. Subject to the terms and conditions of any Third Party Manufacturing-related agreements entered into by AcelRx, upon written request to AcelRx not less than [ * ] prior to the requested visit date, Grünenthal shall have the right to have its representatives visit AcelRx’s Manufacturing facilities as well as all relevant Manufacturing sites of Third Party contract manufacturers and suppliers during normal business hours to assess AcelRx’s compliance with cGMP and quality assurance standards and to discuss any related issues with its Manufacturing. Grünenthal may exercise such right no more than [ * ] which may occur upon reasonable prior written notice during normal business hours on Business Days. AcelRx shall use commercially reasonable efforts to cause its sub-contractors to reasonably cooperate with any such audit by such representatives of Grünenthal and/or its Affiliates. For purposes of clarity, any information obtained by Grünenthal during such visits shall be treated as Confidential Information of AcelRx in accordance with Article 8 of this Agreement. For purposes of this Sections 3.4, [ * ].

3.5 Compliance with Laws. AcelRx and Grünenthal shall comply with all applicable Regulatory Requirements and laws of any Regulatory Authority in the Territory.

3.6 Form of Products. AcelRx shall deliver Product to Grünenthal in accordance with the Specifications in [ * ] form [ * ]. Grünenthal shall be responsible for ensuring that such final packaging, labeling and shipment of the Product are in compliance with Regulatory Requirements in the Territory and in any event consistent with the label for the Product approved by the Regulatory Authorities in the Territory. Upon written request by Grünenthal, AcelRx agrees to cooperate in good faith and use commercially reasonable efforts to enable Grünenthal’s access to AcelRx’s Third Party vendors for the Manufacture of the Product that may be useful in support of Grünenthal’s responsibilities to export and package Product purchased by Grünenthal for use and sale in the Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.7 Delivery and Acceptance.

(a) Delivery. Subject to the terms and conditions of this Agreement, AcelRx shall deliver all Product ordered by Grünenthal on the requested delivery date set forth on the applicable purchase order, provided that such delivery date is at least [ * ] after the date of the applicable purchase order and such order is consistent with Grünenthal’s binding forecast quantities and is within [ * ] of the delivery date requested in the applicable purchase order. Deliveries shall be made EXW AcelRx’s Manufacturing facility (INCOTERMS 2000) by common carrier selected by Grünenthal at Grünenthal’s expense. The Party responsible for shipment of the Product out of the U.S. shall be responsible for obtaining all licenses or other authorizations (including controlled substances authorizations) for the exportation from the U.S. and importation of Product into the Territory, and shall contract, at its own expense, for shipment and control of the Product from AcelRx’s facility. Title to, ownership of, and risk of loss of, the Product shall transfer at the shipping point. AcelRx will prepare appropriate shipping documentation for the Regulatory Authorities in the Territory. AcelRx and Grünenthal shall reasonably cooperate with and assist each other in all aspects of the shipment, importation and delivery process and AcelRx and Grünenthal shall coordinate and consult with one another with regard to any communications with any Regulatory Authority regarding any shipment of the Product.

(b) Certificate of Analysis; Certificate of Conformance. AcelRx shall perform or have performed on its behalf, on each batch of Product, all tests specified in the Specifications, the MAA and applicable Regulatory Requirements before delivery of any Product from that batch to Grünenthal. AcelRx shall deliver to Grünenthal by facsimile or by electronic mail on or before the date of shipment of any Product to Grünenthal a Certificate of Analysis or a Certificate of Conformance according to cGMP, as appropriate, for each batch of Product in that shipment of Product, certifying that Product conforms to the Specifications, along with the results of such analysis and any supporting data. If there is a disagreement in connection with a Certificate of Analysis or Certificate of Conformance, such dispute will be resolved with a submission to independent testing in a procedure substantially in the manner set forth in Section 3.7(c)(i).

(c) Acceptance upon Delivery. Grünenthal shall be under no obligation to accept any shipment of Product for which AcelRx has not provided a Certificate of Analysis or a Certificate of Conformance, as applicable. Grünenthal shall inspect all shipments of the Product promptly upon receipt, and Grünenthal may reject any shipment of the Product which is nonconforming. In order to reject delivery of a shipment of the Product, Grünenthal must give written notice to AcelRx of Grünenthal’s rejection of any delivery [ * ] after receipt of such delivery or with regard to [ * ]. If no such notice of rejection is received, Grünenthal shall be deemed to have accepted such Product on the [ * ] after delivery, subject to later detection of hidden defects. For clarity, a [ * ].

(i) After timely notice of rejection is received by AcelRx, Grünenthal shall cooperate with AcelRx in determining whether rejection is appropriate or justified. AcelRx

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

will evaluate process issues and other reasons for any alleged nonconformity. AcelRx shall notify Grünenthal as promptly as reasonably possible whether it accepts Grünenthal’s basis for any rejection, however not later than [ * ] after the respective notification. If AcelRx agrees with Grünenthal’s determination that the rejected Product does not meet the Specifications, promptly on receipt of a notice of rejection of a shipment of Product and no later than [ * ] after receipt of such notice, AcelRx shall use commercially reasonable efforts to replace such rejected Product with conforming Product. If AcelRx disagrees with Grünenthal’s determination that certain Product is nonconforming, (x) promptly on receipt of a notice of rejection of a shipment of Product and no later than [ * ] after receipt of such notice, at Grünenthal’s request, AcelRx shall use commercially reasonable efforts at Grünenthal’s request to replace such rejected Product and (y) the rejected Product shall be submitted to a mutually acceptable Third Party laboratory in the Territory, which shall determine whether such Product is nonconforming. The Parties agree that such Third Party laboratory’s determination shall be final and binding on the Parties. The Party against whom the Third Party laboratory rules shall bear the reasonable costs of the Third Party testing. If the Third Party laboratory rules that the Product in question meets Specifications, Grünenthal shall purchase that batch at the agreed-upon price, irrespective of whether AcelRx has provided replacement Product, provided that in such event Grünenthal shall also pay for any replacement Product delivered if not previously paid. Otherwise the replacement delivery shall be at no charge to Grünenthal.

(ii) Grünenthal shall not destroy any rejected Product until it receives written notification from AcelRx that AcelRx does not dispute that the rejected Product fails to meet Specifications. At AcelRx’s election and upon instruction from AcelRx, Grünenthal shall either (a) destroy the Product received in the rejected delivery promptly at AcelRx’s cost and provide AcelRx with certification of such destruction, or (b) return such Product to AcelRx at AcelRx’s cost

(d) Replacement Warranty for Failure in Use.

(i) AcelRx warrants that the Product shall have no material defect in workmanship for a period of [ * ]; provided, that (A) the Product has been properly stored and maintained by Grünenthal under industry standard conditions and in accordance with any Specifications, (B) such Product is delivered to end user customers with user manuals or the “Instructions for Use” of the Product in accordance with Grünenthal’s then standard operating practices, and (C) the Product is used prior to the expiration of the shelf life of the Product.

(ii) AcelRx warrants the Accessories and Replacement Components against defects in materials and workmanship for [ * ] from the date of shipment to Grünenthal. If AcelRx receives notice of such defects during the warranty period, AcelRx shall, at its option, either repair or replace the Accessories or Replacement Components which prove to be defective. If AcelRx is unable, within a reasonable time, to repair or replace any Accessories and Replacement Components to a condition as warranted, Grünenthal shall be entitled to a refund of the purchase price upon return of the Accessories or Replacement Component to AcelRx The foregoing warranty shall not apply to defects resulting from: [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) In the event of a breach of the warranty pursuant to this Section 3.7(d), AcelRx shall bear all costs, including transportation costs, in connection with the replacement of any non-conforming Product. AcelRx shall have the right to inspect defective Product to determine the validity of warranty claims under Section 3.7(d) and in compliance with all Regulatory Requirements, [ * ]. The remedy set forth in Section 3.7(d) shall be the sole remedy and recourse of Grünenthal with respect to replacement of a defective Product, Accessories and Replacement Components delivered to Grünenthal by AcelRx hereunder that fail in use by the end user customer, [ * ].

3.8 Change in Specifications; Other Modifications.

(a) Changes in Specifications. Each Party shall promptly notify the other Party of (i) any change of the Specifications as well as any analytical methods that is required by any Regulatory Authority or in order to comply with any Regulatory Requirement, and/or (ii) any other material modifications to the Manufacturing process, applicable to the Product for use in the Field in the Territory, and the Parties shall discuss such change of Specifications, analytical methods and/or other material modification to the Manufacturing process prior to its implementation.

(i) Prior to the receipt of the first Marketing Approval of the Product for the Territory, [ * ].

(ii) After the receipt of the first Marketing Approval of the Product for the Territory, such regulatory required Specification changes that are not conditions to the receipt of the first Marketing Approval of the Product for the Territory shall, [ * ] and the Parties shall coordinate and collaborate in making all necessary Regulatory Filings with the application Regulatory Authority in the Territory to effect such change. Grünenthal shall be responsible for making such Regulatory Filing in the Territory and paying filing fees required for such Regulatory Filing.

(b) Other Modifications. If any changes to the Product by AcelRx do not change the Specifications and do not require approval by any relevant Regulatory Authority in the Territory nor by the FDA, [ * ].

(c) Grünenthal Requested Non-Regulatory Changes. If Grünenthal seeks any change to the Specifications or any other modifications to the Manufacturing process and such change or modification is not required by any Regulatory Authority or Regulatory Requirement, it shall notify AcelRx of such proposed change in reasonable detail [ * ].

(d) Contradictory Modifications. If a Regulatory Authority requires any change of the Specifications in order to comply with any Regulatory Requirement applicable to the Product for use in the Field in the Territory, which change would materially impact the cost or regulatory or commercial status of the Product outside of the Field or Territory, [ * ]

(e) Records. AcelRx shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the Manufacture and supply of each batch of the Product, for the minimum period provided in 21 CFR Part 211, or longer if required by Regulatory

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Requirements in the Territory or country of Manufacture, and upon Grünenthal’s reasonable request and at its expense, shall make available to Grünenthal copies of or access to such records. Notwithstanding the foregoing, AcelRx shall at all times maintain such records and systems for the Parties to investigate causes of a Recall of the Product and conduct a Recall of the Product in compliance with all Applicable Laws.

3.9 Complaints Handling and Reporting. The Parties shall agree upon a procedure for handling complaints and device malfunction reports in the Quality Agreement.

3.10 Stability Samples; Retained Samples. AcelRx shall, during the Term, take such quantities of quality control stability samples, from batches of Product intended for delivery to Grünenthal, as are required by cGMP and applicable Regulatory Requirements and establish appropriate stability studies, in each case to support the claimed expiration dating for the Product delivered to Grünenthal. In addition, AcelRx shall retain sufficient number of representative units of the Product from each batch for the period required by the applicable Regulatory Requirements for record keeping, testing and regulatory purposes or as specified in the Quality Agreement.

3.11 Recalls.

(a) Recalls. AcelRx and Grünenthal each agree to notify the other within [ * ] if either Party discovers any issue that it reasonably believes could lead to a Product recall, product withdrawal, field correction or other related action (collectively, “Recalls”). If practicable, the Parties shall promptly following notification discuss the plans for a Recall, provided that Grünenthal and AcelRx shall have joint responsibility for determining whether a Recall in the Territory is necessary, and whether to cease shipping the Product. If the Parties decide, that a Product Recall is necessary, the Parties shall work together to develop and implement a Recall plan. Grünenthal shall have the final decision whether to initiate a recall for the Territory, the plans for any Recall for the Territory, and for determining the nature and urgency of any Product Recall for the Territory. In any event, AcelRx shall have the sole responsibility for any and all communications with FDA and other Regulatory Authorities outside of the Territory related to any Recall.

(b) AcelRx’s Right to Request A Recall. Subject to 3.11(a), in case that AcelRx reasonably believes that the commercialization of the Licensed Product constitutes a serious health risk, AcelRx shall have the right to request Grünenthal to initiate a Recall of Product that arises solely from any Manufacturing defect in the Product or defect of the Drug or other components of the Product supplied to Grünenthal by AcelRx by written notice to Grünenthal. In the event a Recall is initiated by Grünenthal pursuant to an AcelRx request, the Parties shall work together to develop and implement a Recall plan and effectuate the Recall.

(c) Recall Costs and Expenses. All costs and expenses associated with implementing a Recall of a Product in the Territory shall be allocated between AcelRx and Grünenthal as follows: [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.12 Records. AcelRx shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the Manufacture and supply of each batch of the Product, for a period of at least one (1) year after the expiration date (as provided in 21 CFR 211.180 (a) (b), 211.198 (b)), or longer if required by Regulatory Requirements, and upon Grünenthal’s reasonable request, shall make available to Grünenthal copies of such records. After such time period, AcelRx shall notify Grünenthal prior to the destruction of any records retained under this Section 3.12 and, at Grünenthal’s request, shall provide copies of such records to Grünenthal.

3.13 Legal Changes. Each Party shall immediately advise the other if it becomes aware of any legislation or Applicable Laws (including, all health and safety, custom, trade, tariff or other import laws, approvals process or vigilance reporting requirements) which is in effect or which may come into effect after this Agreement becomes effective and which affects the importation of the Product, Device, Drug, Accessory or Replacement Component into, or the distribution, sale, or use of the Product, Device, Drug, Accessory or Replacement Component in the Territory, and the Parties shall use commercially reasonable efforts to remain informed of all such legislation or Applicable Laws.

3.14 Manufacturing Continuity Plan. AcelRx shall develop and maintain the Manufacturing Continuity Plan. AcelRx agrees that not less than [ * ] prior to the anticipated date of first commercial sale of the Product in the Territory by Grünenthal, AcelRx shall deliver a Manufacturing Continuity Plan to Grünenthal for review and discussion. Thereafter, AcelRx shall not less than [ * ] review and update the Manufacturing Continuity Plan and, upon Grünenthal’s request, AcelRx will make the Manufacturing Continuity Plan available to Grünenthal or its designated representatives for review.

ARTICLE 4

PAYMENT

4.1 Purchase Price for Supply.

(a) AcelRx shall Manufacture and supply the Product and Devices under this Agreement at a price equal to the Transfer Price.

(b) The Parties agree that they will renegotiate in good faith [ * ] In any event, if there is a net increase in the Manufacturing costs incurred by AcelRx in connection with the Manufacture and supply of the Products hereunder, the Parties shall in good faith negotiate a new Transfer Price for the Products to prevent AcelRx having to Manufacture and sell Product and Devices to Grünenthal at a loss under this Agreement. For clarity, in the event of a reduction in the Fully Burdened Manufacturing Cost, the then current Transfer Price shall be reduced to reflect such reduced Fully Burdened Manufacturing Cost.

(c) The prices of Accessories and Replacement Components will be fixed on [ * ] during the term of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2 Payment Terms for Purchases.

(a) Invoice and Payment. AcelRx shall invoice Grünenthal upon delivery of ordered Product pursuant to Section 3.7(a). All payments for Product will be due and payable to AcelRx [ * ] after Grünenthal’s receipt of such invoice, unless such shipment is rejected under Section 3.7(c), in which event no payment shall be due for such rejected Product and Grünenthal shall make payment to AcelRx: (a) for any replacement Product within [ * ] after Grünenthal accepts the replacement Product; and/or (b) for such original shipment within [ * ] after a Third Party laboratory, pursuant to Section 3.7(c)(i), confirms that the Product originally delivered complies with the Specifications and not subject to rejection.

(b) Currency. All references to “Dollars” or “$” shall mean the legal currency of the United States. All payments to be made under this Agreement shall be made in Dollars, unless expressly specified to the contrary herein.

(c) Late Payments. Any amounts not paid within thirty (30) days after the date due under this Agreement shall be subject to interest from the foregoing date through and including the date upon which payment is received, calculated at the interest rate equal to three percentage points (3%) over the rate of interest according to the average six-month rate(s) of the London Inter-Bank Offering Rate (“LIBOR”) for U.S. dollars, as quoted on the British Banker’s Association’s website currently located at www.bba.org.uk (or such other source as may be mutually agreed by the Parties) from time to time, effective for the applicable days of the period of default, on the last business day of the applicable Calendar Quarter prior to the date on which such payment is due, calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under Applicable Law.

4.3 Audit of Transfer Price. In order to verify the Fully Burdened Manufacturing Cost comprising the Transfer Price, AcelRx shall provide to Grünenthal a written report of the calculation of the Fully Burdened Manufacturing Cost on a quarterly basis for the most recently completed calendar quarter. Grünenthal shall have the right to cause an independent, certified public accounting firm reasonably acceptable to AcelRx to audit AcelRx’s records relating to the Fully Burdened Manufacturing Cost to confirm the amount of the costs and expenses reflected in such report. The accounting firm shall be obligated to keep in strict confidence his findings also vis-à-vis Grünenthal and will inform Grünenthal and AcelRx only about whether or not the calculation of the Transfer Price has been correct and the amount, if any, of the deviation from the charged Transfer Price. Grünenthal shall bear the full cost of such audit unless such audit discloses an over-charging by AcelRx of [ * ], in which event AcelRx shall bear the costs of such audit.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5

SECURITY OF SUPPLY

5.1 Shortage of Products.

(a) Grünenthal understands and acknowledges that AcelRx is solely responsible for managing and maintaining its relationships with Third Party suppliers that it uses to obtain components necessary to Manufacture the Product, and that any disruption in the Manufacture of the Product or a component thereof that is due to any such Third Party supplier shall be AcelRx’s responsibility, including with regard to any impact on the timely deliver to Grünenthal of Product ordered under this Agreement. In addition, Grünenthal understands and acknowledges that the Drug is a Schedule II controlled drug substance and that the quantities of Drug that may be Manufactured pursuant to this Agreement depend upon the annual Aggregate Production Quota (“APQ”) assigned to AcelRx by the U.S. Drug Enforcement Administration. AcelRx shall apply for an APQ in quantities reasonably determined by AcelRx based upon Firm Orders and the forecasts of Grünenthal and AcelRx shall use commercially reasonable efforts to obtain such APQ in order to meet its supply obligations under this Agreement. AcelRx shall consult with Grünenthal as reasonably required during the APQ process and shall take into good faith consideration Grünenthal’s suggestions and comments regarding the APQ process. [ * ]

(b) If AcelRx experiences a shortage of Product due to Force Majeure, failure to supply by a Device component supplier or insufficient APQ and is unable to supply the full quantity of Product ordered pursuant to this Agreement, Grünenthal shall be entitled to receive that quantity of Product which bears the same proportion to the total quantity of available Product as [ * ]. AcelRx shall use its commercially reasonable efforts to work with Grünenthal to meet Grünenthal’s additional supply needs for Product during the period that any Product shortage conditions exist. Grünenthal shall [ * ] If the shortage of Product described in this Section 5.1(b) affects Drug or Device portions of the product unequally, or affects only the Drug or only the Device, then the proportional allocation of Product described herein shall instead be a separate, proportional allocation of each of the Drug and/or Device portions of the Product, based on the total quantity of each available and the total quantity of each sold by Grünenthal in the [ * ] preceding the supply shortage.

5.2 Cooperation. In the event AcelRx determines that shortage conditions will occur, or in the event of a force majeure, supplier delay or insufficient APQ that gives rise to shortage conditions, AcelRx will promptly notify Grünenthal of such conditions, and the Parties shall discuss in good faith appropriate mechanisms to address such shortage conditions.

5.3 Measures to Prevent Shortfall. The Parties desire to minimize the risk of discontinuity in such Manufacture and/or supply and AcelRx shall take such measuresas follows:

(a) Back-up Manufacturer. If AcelRx fails [ * ] (a “Failure Event”), such Failure Event shall constitute a material breach of this Agreement and AcelRx shall grant a Third Party Manufacturer reasonably acceptable to Grünenthal the right to make and have made the Product for Grünenthal’s commercial sale in the Territory and promptly thereafter enable (at

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AcelRx’s cost and expense) such Third Party Manufacturer with technology transfer to make such Product according to the then current Specifications. To the extent that Grünenthal has requested such Third Party Manufacturer be qualified in advance pursuant to Section 5.3(b) or otherwise pursuant to Section 2.4 of the License Agreement, such Third Party Manufacturer shall be qualified in advance. Following a Failure Event, Grünenthal shall no longer have an obligation to purchase and AcelRx shall no longer have an obligation to supply pursuant to this Agreement once such Third Party Manufacturer is qualified by Regulatory Approval to supply the Product for Grünenthal’s commercial sale in the Territory.

(b) Request for Back-up Manufacturer. At such time as Grünenthal [ * ] upon the written request of Grünenthal, AcelRx agrees to reasonably consider and qualify (i.e., prepare for Regulatory Approval) a second site for Manufacture of the Product at a different facility that is capable of supplying Product in the Field for the Territory.

(c) Restrictions. The back-up license set forth in Section 5.3(a) shall not include the right for any Third Party Manufacturer to modify or make improvements to the Product. Such back-up license shall expire upon the expiration of the Term or early termination of this Agreement.

(d) Stand-By Contracts. Beginning not later than [ * ] AcelRx shall use commercially reasonable efforts to enter into Stand-By Contracts with each Third Party providing significant manufacturing and/or supply services to AcelRx in connection with the Manufacturing of the Device or other components of the Product for the Territory such that through these Stand-By Contracts Grünenthal will have access to such Third Party supplier if Grünenthal exercises its rights under such Stand-By Contracts. Each “Stand-By Contract” with such a Third Party manufacturing and supply service provider shall be a letter agreement in the form of Exhibit B providing that upon receipt notice from Grünenthal, [ * ]. Grünenthal covenants it shall not provide such a notice under a Stand-By Contract unless and until any of the following has occurred: (i) there has been a Failure Event, (ii) AcelRx has terminated this Agreement or the License Agreement other than as permitted thereunder due to a material breach by Grünenthal, (iii) upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against AcelRx, or the making or seeking to make or arrange an assignment for the benefit of creditors of AcelRx, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of AcelRx’s property, in each case that is not discharged within one hundred twenty (120) days, or (d) this Agreement or the License Agreement are rejected in any proceeding for the bankruptcy or insolvency of AcelRx. To the extent AcelRx owns tooling, molds, equipment or other tangible materials that are held by or installed at a Third Party Manufacturing and supplier of AcelRx and which are used or useful in the Manufacture of Licensed Products or components thereof, the Stand-By Contract with such Third Party manufacturing and supplier [ * ].

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) This Agreement constitutes a valid obligation of such Party and is binding and enforceable against such Party in accordance with the terms hereof; and

(c) Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on such Party which would be materially contravened by execution and delivery of this Agreement or by the performance or observance of its terms.

6.2 Product Warranties. AcelRx represents and warrants that the Product supplied to Grünenthal:

(a) comply with the Specifications;

(b) have been Manufactured and stored in compliance with Regulatory Requirements;

(c) shall have, upon delivery to Grünenthal a remaining shelf life of the Drug of (i) at least [ * ].

(d) are not unfit for commerce under any Regulatory Requirements in any countries in the Territory where the Product is approved for sale (including, but not limited to, not being adulterated or misbranded as defined under the FD&C Act or an article that may not, under the FD&C Act, be introduced into interstate commerce); and

(e) assuming payment in full by Grünenthal, are free and clear of all security interests, liens and other encumbrances of any kind or character.

6.3 Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS SHALL HAVE ANY LIABILITY OF ANY TYPE (INCLUDING, BUT NOT LIMITED TO, CLAIMS IN CONTRACT, NEGLIGENCE AND TORT LIABILITY) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFIT IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE DEVELOPMENT ACTIVITIES PERFORMED HEREUNDER, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE. THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS NOR SHALL IT APPLY TO DAMAGES ARISING FROM EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE TOTAL LIABILITY OF ACELRX UNDER THIS AGREEMENT OTHER THAN FOR

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CLAIMS OF PRODUCTS LIABILITY RESULTING FROM A HIDDEN DEFECT (AS DEFINED IN SECTION 3.7(C)) SHALL NOT EXCEED THE AMOUNT OF ALL PAYMENTS RECEIVED BY ACELRX FROM GRÜNENTHAL UNDER THIS AGREEMENT.

6.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance with an insurance carrier in an amount consistent with industry standards, for a company in a similar position to such Party, during the Term, which shall include, but not be limited to, (i) product liability insurance which may include a self-insured retention and (ii) general liability insurance in the minimum amount of $2 million in the aggregate and $10 million umbrella coverage, which may include a self-insured retention. Each Party shall provide a certificate of insurance or other reasonably satisfactory documentation evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Article 9.

6.5 Warranty Limitations or Disclaimers. SUBJECT TO 5.3, THE WARRANTIES, LIMITATIONS AND DISCLAIMERS DESCRIBED IN THIS ARTICLE 6 AND ARTICLE 3 ARE EXCLUSIVE AND SUPERSEDE ANY OTHER WARRANTY LIMITATIONS AND DISCLAIMERS GIVEN BY EITHER PARTY, WHETHER WRITTEN OR ORAL. EXCEPT FOR THE EXPRESS WARRANTIES IN SECTIONS 3.7 and 6.2, ACELRX MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, ACCESSORIES OR REPLACEMENT COMPONENTS OR ANY COMPONENT OR PART THEREOF, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. GRÜNENTHAL SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF ACELRX THAT EXCEEDS THE EXPRESS WARRANTIES IN SECTIONS 3.7 AND 6.2.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Existing Intellectual Property. Each Party shall retain all rights in all intellectual property rights owned or controlled by such Party prior to the Effective Date or developed or acquired by such Party during the term of this Agreement.

7.2 New Intellectual Property. All inventions made under this Agreement shall be deemed made under the License Agreement and subject to the provisions of ownership and licenses set forth under the License Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) (collectively, “Confidential Information”) shall also be considered “Confidential Information” as defined in the License Agreement and shall be governed by the confidentiality terms set forth in the License Agreement; provided, that the Receiving Party may disclose the Disclosing Party’s Confidential Information (a) to the Receiving Party’s employees, consultants, Affiliates, agents, contractors, potential or actual investors, or sublicensees who are bound by obligations relating to confidentiality at least as restrictive of those contained in the License Agreement and who have a need to know such information in connection with the Receiving Party’s performance of its obligations or practice of its rights under this Agreement, (b) to exercise its rights or perform its obligations under this Agreement, or (c) as contemplated by Section 9.5 of the License Agreement and as permitted under Section 9.3 of the License Agreement.

8.2 Confidentiality of this Agreement and its Terms. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 9.5 of the License Agreement and as permitted under Section 9.3 of the License Agreement.

8.3 Injunctive Relief. For the avoidance of doubt, either Party shall be entitled to seek injunctive relief to enforce the terms of this Article 8.

8.4 Use of Names. Neither Party shall make use of the name of the other Party or any of its Affiliates in any advertising or promotional material, or otherwise, without the prior written consent of such other Party.

ARTICLE 9

INDEMNIFICATION

The provisions of Sections 12.1, 12.2, 12.3 and 12.5 of the License Agreement are hereby incorporated by reference.

ARTICLE 10

TERM

10.1 Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect on a country-by-country basis through the later of (i) expiration of the Royalty Term (as defined in the License Agreement), (ii) expiration of Grünenthal’s obligation to pay the Trademark and Supply Fee to AcelRx as set forth in Section 7.4 of the License Agreement or (iii) any applicable transition period thereafter as provided under Section

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.5 of the License Agreement, unless earlier terminated pursuant to Section 10.2 below (the “Term”). The Parties may extend the term of this Agreement by mutual written agreement.

10.2 Termination. Each Party shall have the right to terminate this Agreement before the end of the Term:

(a) upon early termination of the License Agreement by Grünenthal under Section 13.3 (voluntary termination) thereof or termination of the License Agreement by AcelRx under Section 13.2(b) (uncured material breach) thereof, Grünenthal may terminate this Agreement, effective upon the effective date of the termination of the License Agreement; provided, that if AcelRx terminates the License Agreement under Section 13.2(b) (uncured material breach), then the right of Grünenthal to terminate this Agreement pursuant to this Section 10.2(a) shall be limited to the country/countries affected by the termination of AcelRx

(b) in its entirety or on a country-by-country basis by mutual written agreement of the Parties;

(c) with regard to the country or countries concerned upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such ninety (90) day (thirty (30) days with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period; or

(d) in its entirety upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within one hundred twenty (120) days.

10.3 Effects upon Expiration or Termination.

(a) Continued Effectiveness. This Agreement shall remain in effect through the later of: (i) the Term (as defined in the License Agreement), subject to the payment of the Trademark and Supply Fee pursuant to Section 7.4 of the License Agreement and (ii) to the extent requested by Grünenthal, the applicable period set forth in Section 14.5 of the License Agreement.

(b) For clarity, in case of termination with regard to any country pursuant to Sections 2.8, 13.2(a) or 13.2(b) of the License Agreement, this Supply Agreement shall terminate automatically upon effective date of such termination with regard to the country or countries concerned and Section 5.2, second sentence of the License Agreement shall apply accordingly during the Term.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Cumulative Remedies. Except as expressly stated otherwise herein, remedies hereunder are cumulative, and nothing in this Agreement shall prevent either Party, in the case of a breach, from not terminating this Agreement and seeking to enforce its rights hereunder.

(d) Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration (including (X) the costs of any Product or Materials maintained for the Product ordered by Grünenthal hereunder, which are unique to the manufacture of Product in the Field in the Territory, and (Y) any remedy of Grünenthal under Article 3 with respect to Product Manufactured and supplied prior to the effective date of termination), which obligations shall remain in full force and effect for the period provided therein.

(e) Survival. The terms of Sections 6.1, 6.2, 6.3, 6.4, 6.5 and Articles 7, 8, 9, 10 (with the exception of 10.3(b)) and 11 shall survive any termination or expiration of this Agreement.

(f) No Waiver. The termination or expiration of this Agreement, as the case may be, shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability or obligation incurred under this Agreement through the date of such termination or expiration, including payments due to AcelRx pursuant to this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally or sent to the Party by registered mail, return receipt requested, postage prepaid, sent by a nationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, addressed to the Party at its address set forth below, or sent by facsimile transmission to the number set forth below, or at such other address or fax number as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:

For AcelRx:	AcelRx Pharmaceuticals, Inc.
575 Chesapeake Drive
Redwood City, CA 94063
Attention: Chief Executive Officer
FAX: +1-650-216-6500

With a copy to:	Cooley LLP
3175 Hanover St.
Palo Alto, CA 94306
Telephone: +1-650-843-5000
Facsimile: +1-650-843-4000
Attention: Glen Y. Sato

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For Grünenthal:	Grünenthal GmbH
D-52099 Aachen

Attention: Chief Executive Officer

With a copy to:	Grünenthal GmbH
D-52099 Aachen

Attention: Global Legal
FAX: 241-569-3547

11.2 Entire Agreement and Inconsistency. This Agreement (including any Exhibits or other attachments hereto), together with the License Agreement, the Quality Agreement and the Pharmacovigilance Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the License Agreement, the provisions of the License Agreement will prevail to the extent of the conflict or inconsistency. In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Quality Agreement or the Pharmacovigilance Agreement, this Agreement will prevail. In the event of a conflict or inconsistency between the provisions of this Agreement and any legal or regulatory requirements applicable for the Territory, amendments to this Agreement shall be considered promptly in good faith in order to meet such requirements.

11.3 Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party to any Affiliate or in connection with the acquisition of such Party or the sale of all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in violation of this Section 11.3 shall be null and void.

11.4 Force Majeure. Failure of any Party to perform its obligations under this Agreement (other than of the obligations to make any payments or of confidentiality) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if, and solely to the extent, such failure is caused by Force Majeure. The corresponding obligations of the other Party will be suspended to the same extent. “Force Majeure” shall mean any unanticipated event, reason or cause beyond the reasonable control of a Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, epidemic, failure or default of public utilities

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party); provided, however, that the Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert commercially reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting Force Majeure as defined herein prevents, or would likely prevent, a Party from performing its obligations under this Agreement for more than one hundred twenty (120) days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable, including the use of a Third Party to fulfill the obligations hereunder of the Party invoking the Force Majeure.

11.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

11.6 Independent Contractor. Each Party shall be acting as an independent contractor in performing under this Agreement and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

11.7 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.8 No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Grünenthal and AcelRx.

11.10 Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of [ * ], without reference to its conflicts of law principles.

11.11 Dispute Resolution. In the event of any dispute between the Parties that relates to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article 15 of the License Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.12 No Waiver. The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

[SIGNATURES APPEAR ON THE NEXT PAGE]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, each Party hereto has executed or caused this Agreement to be executed on its behalf as of the Effective Date.

ACELRX PHARMACEUTICALS, INC.

By: /s/ Richard King

Name: Richard King

Title: President & CEO

GRÜNENTHAL GMBH

By: /s/ Eric Paul Paques

Name: Prof. Dr. Eric Paul Paques

Title: Chairman of the Corporate Executive Board

By: /s/ Alberto Grua

Name: DoH. Alberto Grua

Title: Chief Commercial Officer EV, Australia and North America

[Signature Page to Manufacture and Supply Agreement]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

Accessories

•	[ * ]

Replacement Components

•	[ * ]

For clarity, all orders of Accessories and Replacement Components are subject to Section 2.7 of the Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Form of Standby Letter Agreement

[AcelRx letterhead]

[date]

VIA EMAIL PDF

[name], [title]

[Third Party manufacturing partner of AcelRx]

[other party address]

(hereinafter “Company”)

[name], [title]

GRÜNENTHAL GMBH

Zieglerstrasse 6

52078 Aachen, Germany

RE: Continuity of Supply

Dear [names]:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.